UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: February 5, 2014
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada --------------------------------	000-51770 --------------------------------	87-0733770 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Hudson Street, Suite 303
New York, New York 10013
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(Address of principal executive offices) (Zip Code)

(646) 688-6381
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

(a)   On February 6, 2014, Ian Thompson, Declan Keegan and Barry Kernan resigned from the Board of Directors of CMG Holdings, Inc. (the “Company” or “CMG”).  Each of these three directors resigned to pursue other interests and their resignations were not the result of any disagreement with the Company.   As compensation for their service, the Company issued to each resigning director 2,000,000 shares of its common stock.

CMG appreciates the efforts of Messrs. Thompson, Keegan and Kernan and wishes them well in their future endeavors.

(b)  On February 10, 2014, the Company’s Board of Directors (“the Board”) appointed Mr. Ronald Burkhardt  to fill one of the vacancies created by the resignations of Messrs. Thompson, Keegan and Kernan, as described above.

Mr. Burkhardt, age 65, is and has been the CEO and Creative Director of Burkhardt Ltd. since January 2003, a company in the advertising and branding business.  Prior to forming his own agency, Mr. Burkhardt had varied roles as Senior Writer, Creative Supervisor and VP/Creative Group Head for multi-national agencies DDB, Young & Rubicam and Lowe in New York. He began his career at Campbell-Ewald in Detroit and later wrote for Kraft, Dial Soap and the Sears Diehard battery while with Foote-Cone-Belding in Chicago.  Mr. Burkhardt received his Bachelor in Business Administration degree in Advertising from Western Michigan University in Kalamazoo, Michigan and his Associates degree from Jackson Community College in Jackson, Michigan.

Mr. Burkhardt has won over 200 awards for creative and marketing excellence and produced scores of high-profile commercials, including a Super Bowl spot that won acclaim from the Wall Street Journal, Ad Age, and The New York Times. Ron has worked with many successful companies including Merrill Lynch, BellSouth, Kodak, Minolta, Coke, Philips and Olympus.

As CEO/Creative Director of Burkhardt Ltd., Mr. Burkhardt has created TV, online and brand campaigns for Heineken, Town & Country Real-Estate, Plaza-Athenee, BellSouth, Cohiba, The Mann Group,  Vikingfjord Vodka and the Outdoor Life Network. He also conceived and produced a 7-city, national summer beach tour event for Volvo/NA that included 30-foot sand castles, banner planes, seaside DJ’s and new Volvos parked on the sands with Swedish models explaining features and collecting buyers’ data.

Mr. Burkhardt has been featured as an industry expert on CNN, NBC, CBS, Inside Edition, American Journal, WVVH-Hamptons and PBS-TV/Aspen and was Executive-Producer of independent films for the Independent Film Channel and the Palm Springs International Film Festival. He's also a noted abstract artist who originated the Notism and EarthScape genres of contemporary American art.

Mr. Burkhardt also served seven years as Branding and TV Chair on the Board of Directors of the Miss America Organization in Atlantic City and Las Vegas, where he implemented changes and brought in key people that reversed prior Pageant TV rating declines and achieved new rating records.

Mr. Burkhardt’s charitable activities have included Southampton Hospital, CCBF, and the US Marines’ “Toys for Tots.” He sits on several boards, including a stint on the New York City Mayor’s Office advisory board, where he created a powerful branding campaign that raised $2 million and built the Korean War Veterans’ Memorial in Battery Park.

In connection with his appointment to the Board, Mr. Burkhardt entered into an employment agreement with the Company and its subsidiary, XA, The Experiential Agency, Inc. (“XA” to serve as its President and Executive Chairman.  Under the Employment Agreement. Mr. Burkhardt is entitled to a base annual salary of $200,000 as well as a cash bonus of 10% of XA’s net profits (“Net Profits”) as determined in accordance with U.S. Generally Accepted Accounting Principles (after subtraction of all non-cash  gains) for any fiscal year during the term that XA has more than $200,000 in Net Profits. In addition, the  Company is to grant a total of 10,000,000 shares of CMG’s common stock (the “Compensation Shares”) to Mr. Burkhardt to vest in accordance with a three year schedule and associated milestones for net profits of XA.  For 2014, the net profit target is $250,000 and for 2015 and 2016 the net profit targets are to be set by the Board. If any performance milestone in the Employment Agreement is not met, a portion of the Compensation Shares will not vest and will be returned to the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.                      Description of Exhibit

    10.1                      Employment Agreement, dated as of February 1, 2014, between Experiential Agency, Inc. and Ronald Burkhardt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.

Date: February 11, 2014	/s/ JEFFREY DEVLIN
Name: Jeffrey Devlin
Its: Director